UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 7, 2007 (March 1, 2007)
CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

14 Piedmont Center, Suite 1400, Atlanta, Georgia	30305

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(404) 949-0700
n/a

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 —	Corporate Governance and Management

Item 5.02 —	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 1, 2007, the compensation committee of the board of directors of the Company, after review and consideration of the Company’s overall financial performance for fiscal year 2006 and the achievement of executive-specific performance goals for the year, in consultation with Lewis W. Dickey, Jr., Chairman, President and Chief Executive Officer, approved cash bonus payments for the following named executive officers: Martin R. Gausvik, Executive Vice President, Chief Financial Officer and Treasurer, $175,000; Jon G. Pinch, Executive Vice President and Chief Operating Officer, $200,000; and John W. Dickey, Executive Vice President, $250,000. The compensation committee, taking into account similar criteria, as well as the relevant terms of Mr. L. Dickey’s employment agreement, approved an $800,000 cash bonus payment for Mr. L. Dickey.
     In addition, on March 1, 2007, the compensation committee approved awards of restricted common stock, pursuant to the Company’s 2004 Equity Incentive Plan, to each of its named executive officers in the following amounts: Mr. L. Dickey, 320,000 shares (of which, in accordance with Mr. L. Dickey’s employment agreement, 160,000 shares are time-vested shares and 160,000 are performance-based restricted shares); Mr. Gausvik, 15,000 time-vested shares; Mr. Pinch, 20,000 time-vested shares; and Mr. J. Dickey, 60,000 time-vested shares. The awards will be governed by restricted shares agreements substantially in the forms previously filed by the Company as exhibits to its current report on Form 8-K, filed on April 29, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ Martin R. Gausvik
	Name:	Martin R. Gausvik
	Title:	Executive Vice President and Chief Financial Officer

Date: March 7, 2007

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